SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

(Amendment No.     )

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

BANC OF CALIFORNIA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

May 19, 2017

Dear Stockholder:

According to our records as of the date of this letter, we have not received your voting instructions for the Annual Meeting of Stockholders of Banc of California, Inc. to be held on June 9, 2017. Your vote is extremely important, no matter how many shares you hold.

For the reasons set forth in the proxy statement, dated April 28, 2017, the Board of Directors unanimously recommends that you vote “FOR” all director nominees under Proposal I and “FOR” Proposals II, III, IV, V and VI. Your support is crucial to attaining the required approval of 80% of the outstanding shares for the important governance changes proposed by the Board of Directors in Proposals III - VI to become effective. Not voting will have the same effect as voting against these proposals. Please sign, date and return the enclosed proxy card or voting instruction form as soon as possible or, alternatively, you can vote via the Internet or telephone (see the instructions below).

If you have already voted your shares, we appreciate your prompt response. If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 290-6426. You may also contact Timothy Sedabres, Director of Investor Relations, at (855) 361-2262.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ John C. Grosvenor
John C. Grosvenor
General Counsel and Corporate Secretary

You may use one of the following simple methods to promptly provide your voting instructions:

1.	Vote by Internet: Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Telephone: Call the toll-free number listed for this purpose on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail: Mark, sign, date and return your proxy card or voting instruction form and return it in the postage-paid return envelope provided.